AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2009

Registration No. 333-144414

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its governing instruments)

6200 The Corners Parkway

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leo F. Wells, III

President

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-144414) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	The following exhibits are filed as part of this registration statement:

Ex.	Description

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on March 31, 2009.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Douglas P. Williams
Douglas P. Williams Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	President and Director	March 31, 2009
Leo F. Wells, III	(Principal Executive Officer)

/s/ Douglas P. Williams	Executive Vice President, Secretary, Treasurer	March 31, 2009
Douglas P. Williams	and Director (Principal Financial and Accounting Officer

*	Director	March 31, 2009
Charles R. Brown

*	Director	March 31, 2009
Richard W. Carpenter

*	Director	March 31, 2009
Bud Carter

*	Director	March 31, 2009
E. Nelson Mills

*	Director	March 31, 2009
Neil H. Strickland

*	Director	March 31, 2009
John L. Dixon

* By:	/s/ Douglas P. Williams
Douglas P. Williams Executive Vice President